Exhibit 99.1

Green Energy Management Services Holdings, Inc. Appoints Ronald P. Ulfers, Jr. as Chairman, President and Chief Executive Officer

Teaneck, New Jersey, April 11, 2011 (BUSINESS WIRE) -- Green Energy Management Services Holdings, Inc. (Ticker: GRMS) (the “Company”) announced today that Ronald P. Ulfers, Jr. has been appointed as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Ulfers replaces Michael Samuel who has been the Company’s Chairman, President and Chief Executive Officer since the Company’s merger in August 2010.  Mr. Samuel will remain on the Company’s Board of Directors. The Company also announced the appointment of Robert W. Sawyer, Jr. to the Company’s Board of Directors. The Board of Directors now consists of five directors, three of which have been determined by the Board of Directors to be independent.

Mr. Ulfers has nearly 20 years of experience in managing and developing start-up businesses and has substantial experience in retail water product sales, internet and call response centers and corporate finance. In his portfolio of entrepreneurial ventures as Chief Executive Officer, the companies achieved a total of five-fold growth, opened offices in multiple geographic locations and developed successful internet sales campaigns, culminating in combined operating profits exceeding 20%.  He has also developed and managed multi-million dollar commercial and residential real estate projects.  Mr. Ulfers is also a shareholder and participated in the most recent $500,000 line of credit financing.

Mr. Sawyer is a well respected attorney, with over 15 years experience in the State of Louisiana in running several stand alone professional agencies.  He also has extensive experience with modernizing processes and procedures within high growth environments.

“We are extremely pleased to have Ron join our management team,” said Mr. Samuel.  “We have spent several months together helping manage the Company’s resources and establishing its strategic direction. I’ve gained great confidence in Ron’s ability to lead the Company in growing its customer base and manage it through the challenging phases.  He is knowledgeable in the energy management industry, specifically in water conservation and environmental matters, and has a proven track record in managing emerging growth companies.  We are also excited to have Bob join our Board to lend his expertise in high growth environments to assist with the Company’s transition to profitability.”

Mr. Ulfers stated, “I am excited to join the Company’s management team at a time when its products are demonstrating the potential competitive advantages anticipated earlier when I began to assist the Company with its capital raising efforts.  I look forward to bringing my management expertise and industry knowledge to the Company and helping to lead the Company to future success.”

About Green Energy Management Services Holdings, Inc. (GEM)

Based in the eastern United States, GEM is a full service energy management company. GEM provides its clients all forms of energy efficiency solutions mainly based in three functional areas: energy efficient lighting upgrades, renewable energy generation and efficient water utilization. GEM is currently primarily involved in the distribution of energy efficient light emitting diode (“LED”) units (the “Units”) to end users who utilize substantial quantities of electricity. GEM structures its contracts with no upfront or maintenance costs to its customers and shares in the achieved energy and maintenance savings.

GEM maintains business operations on a nationwide basis, distributing products and services to municipal and commercial customers. Industry participants focus on assisting clients to effectively maximize their energy efficiency potential and couple that with maximizing their renewable energy potential.

GEM provides energy-saving technologies under long-term, fixed-price contracts. GEM provides and installs, on a turnkey basis, technology which should reduce, by between 50-70%, their monthly electric and other energy costs and reduce and, by between 15-30%, their monthly water and sewer costs. GEM captures a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, maintenance, management and technical expertise.

Addressing the energy efficiency arena, GEM concentrates its marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and having energy customers who consume higher than average quantities of energy. GEM then develops an energy efficiency/energy management program which, potentially, provides end-users alternatives to decrease their energy consumption. Additionally, in many instances, GEM assumes the management and maintenance of its clients’ lighting needs which affords its clients greater labor efficiencies.

Within the renewable energy generation space, GEM’s operating team provides a comprehensive analysis of clients’ geographic location-related energy demographics to develop an energy plan which targets generating investment returns and best renewable resource solution for its clients. Currently, GEM has determined that solar voltaics are the most desirable of the renewable energy solutions and focuses its attention primarily in this area. As technologies change and become affordable, GEM is poised to begin wide-scale implementation of other forms of renewable technologies as well.

Additional information on GEM may be found at www.gempowered.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” relating to the business of the Company, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. The results anticipated by any or all of these forward-looking statements may not occur. In addition, these statements reflect management’s current views with respect to future events and are subject to numerous risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in or implied by these forward-looking statements. Factors that could affect those results include, but are not limited to, those described in the Company’s reports on Forms 8-K, 10-Q and 10-K and proxy statements and information statements, which have been or will be filed by the Company with the Securities and Exchange Commission (the “SEC”), including without limitation under the caption “Risk Factors” in the Company's Annual Report on Form 10-K filed on March 31, 2011. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. The Company undertakes no obligation and expressly disclaim any obligation, to revise or publicly update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Green Energy Management Services Holdings, Inc.
Robert Weinstein
Chief Financial Officer
201.530.1200
Robert@gempowered.com

CEOcast
Dan Shustack
212.732.4300
dshustack@ceocast.com